Exhibit 99.1

Final: For Release	Company Contact:
Ronald W. Ristau
President and
Chief Financial Officer
(212) 884-2000

Investor/Media Contact:
Integrated Corporate Relations
(203) 682-8200
Investor: Allison Malkin
Media: Kellie Baldyga

NEW YORK & COMPANY, INC. REPORTS FOURTH QUARTER SALES RESULTS

Reaffirms Fourth Quarter Guidance

New York, New York — February 7, 2008 — New York & Company, Inc. [NYSE:NWY] is a specialty apparel chain with 578 retail stores.  The following sales results are for the Company’s continuing operations of the New York & Company brand:

Total net sales for the thirteen-week period ended February 2, 2008 were $359.4 million, as compared to $377.3 million for the fourteen-week period ended February 3, 2007.  Excluding sales from the extra week in fiscal year 2006, total net sales decreased 0.8%.  Comparable store sales decreased 3.5% for the thirteen-week period ended February 2, 2008, as compared to a comparable store sales increase of 1.1% for the thirteen-week period ended January 27, 2007.

Total net sales for the fifty-two-week fiscal year ended February 2, 2008 were $1,194.9 million, as compared to $1,153.3 million for the fifty-three-week fiscal year ended February 3, 2007.  Excluding sales from the extra week in fiscal year 2006, total net sales increased 5.0%.  Comparable store sales decreased 1.3% for the fifty-two-week period ended February 2, 2008, as compared to a decrease of 2.7% for the fifty-two-week period ended January 27, 2007.

Richard P. Crystal, Chairman and CEO stated: “We are reaffirming our fourth quarter guidance and reporting sales results that were in line with our updated expectations.  While we expect fiscal year 2008 to remain challenging, we are pleased with the early response to our new Spring product and we believe the appeal of our assortments coupled with continued tight control of inventory and expenses have us positioned solidly, as we begin fiscal year 2008.”

The Company opened 17 new stores and closed seven stores during the quarter, ending the quarter with 578 stores and 3.3 million selling square feet in operation.

Guidance Update

The Company noted that it remains comfortable with its previous statement regarding fourth quarter of fiscal year 2007 earnings, which was updated on January 14, 2008 and includes an expectation for fourth quarter diluted earnings per share for the New York & Company brand in the range of $0.15 to $0.19 and a diluted loss per share for the discontinued JasmineSola business in the range of $0.14 to $0.11.  The Company also noted that as planned, all JasmineSola stores were closed by the end of the fourth quarter of fiscal year 2007.

The Company plans to report fourth quarter and fiscal year 2007 year end actual results on March 20, 2008.

Conference Call Information

To listen to New York & Company’s pre-recorded fourth quarter sales message beginning today, Thursday, February 7, 2008 at 8:00 am EST, please dial (888) 203-1112 followed by the conference identification number #5909644.

Forward Looking Statements: This press release contains certain forward looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “explore”, “continue,” “could,” “may,” “plan,” “project,” “predict”, and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to:  (i) our ability to open and operate stores successfully and the possible lack of availability of suitable locations on acceptable terms; (ii) seasonal fluctuations in our business; (iii) our ability to anticipate and respond to fashion trends, develop new merchandise and launch new product lines successfully; (iv) general economic conditions, consumer confidence and spending patterns; (v) our dependence on mall traffic for our sales; (vi) the susceptibility of our business to extreme and/or unseasonable weather conditions; (vii) our ability to retain, recruit and train key personnel; (viii) our reliance on third parties to manage some aspects of our business; (ix) changes in the cost of raw materials, distribution services or labor, including federal and state minimum wage rates; (x) our reliance on foreign sources of production, including the disruption of imports by labor disputes, political instability, legal and regulatory matters, duties, taxes, other charges and quotas on imports, local business practices, potential delays in shipping and related pricing impacts and political issues and fluctuation in currency and exchange rates; (xi) the potential impact of natural disasters and health concerns relating to outbreaks of widespread diseases, particularly on manufacturing operations of our vendors; (xii) the ability of our manufacturers to manufacture and deliver products in a timely manner while meeting our quality standards; (xiii) our ability to efficiently execute our exit strategy related to the JasmineSola business; (xiv) our ability to service any debt we incur from time to time as well as our ability to maintain the requirements that the agreements related to such debt impose upon us; (xv) the potential impact of national and international security concerns on the retail environment, including any possible military action, terrorist attacks or other hostilities; (xvi) our reliance on manufacturers to maintain ethical business practices; (xvii) our ability to protect our trademarks and other intellectual property rights; (xviii) our ability to maintain and our reliance on our information systems infrastructure; (xix) our dependence on the success of our brand; (xx) competition in our market, including promotional and pricing competition; (xxi) our reliance on the effective use of customer information; (xxii) the effects of government regulation; (xxiii) the control of our company by our sponsors; and (xxiv) other risks and uncertainties as described in our documents filed with the SEC, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

About New York & Company, Inc.

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel. The Company’s proprietary branded New York & Company ™ merchandise is sold exclusively through its national network of New York & Company retail stores and online at www.nyandcompany.com. The Company currently operates 578 retail stores in 44 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.